EXHIBIT 5.1

ROBINS, KAPLAN, MILLER & CIRESI L.L.P.

2800 LaSalle Plaza

800 LaSalle Avenue

Minneapolis, MN 55402-2015

June 29, 2005

Appliance Recycling Centers of America, Inc.

7400 Excelsior Blvd.

Minneapolis, MN  55426-4517

Re:                               Registration Statement on Form S-8
Amended and Restated 1997 Stock Option Plan
Registration of 400,000 shares of Common Stock

Ladies and Gentlemen:

This opinion is furnished in connection with the registration under the Securities Act of 1933 on Form S-8 of 400,000 shares of Common Stock, no par value, of Appliance Recycling Centers of America, Inc. (the “Registrant”) offered to eligible employees pursuant to the Appliance Recycling Centers of America, Inc. Amended and Restated 1997 Stock Option Plan (the “Plan”).

We advise you that it is our opinion, based on our familiarity with the affairs of the Registrant and upon our examination of pertinent documents, that the 400,000 shares of Common Stock to be issued by the Registrant under the Plan will, when paid for and issued in accordance with the Plan, be validly issued and lawfully outstanding, fully paid and nonassessable shares of Common Stock of the Registrant.

The undersigned hereby consents to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to said shares of Common Stock under the Securities Act of 1933.

Sincerely,

/s/ ROBINS, KAPLAN, MILLER & CIRESI L.L.P.